Exhibit 10.25
Execution Copy
Dated This 30th day of October 2009

By and Among
Standard Bank Plc,
Zhang Ruilin,
Zhao Jiangwei,
Shang Zhiguo
MI Energy Corporation
MIE Holdings Corporation
AND
Far East Energy Limited

SHARES PURCHASE AGREEMENT
relating to the purchase of 197,049 Ordinary Shares
of
MIE HOLDINGS CORPORATION

THIS SHARES PURCHASE AGREEMENT (this “Agreement”) is made on the 30th day of October 2009 by and among:
(1)	STANDARD BANK PLC, a financial institution incorporated in England, and/or one or more of its Affiliates (collectively, “Standard Bank”);

(2)	FAR EAST ENERGY LIMITED, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“FEEL”);

(3)	ZHANG RUILIN, an individual whose passport number is G18206054 (“Zhang”);

(4)	ZHAO JIANGWEI, an individual whose passport number is G11875117 (“Zhao ”);

(5)	SHANG ZHIGUO, an individual whose passport number is G18197033 (“Shang” and together with Zhang and Zhao, the “FEEL Shareholders ”);

(6)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (the “MIE”) and

(7)	MIE HOLDINGS CORPORATION, an exempted company incorporated with limited liability in the Cayman Island (the “Company”).
WHEREAS, Standard Bank, FEEL and the FEEL Shareholders entered into the Shares Purchase Agreement dated January 12, 2009 (the “Original Agreement”) pursuant to which Standard Bank purchased 197,049 Ordinary Shares on the terms and subject to the conditions contained in the Original Agreement;
WHEREAS, Standard Bank, FEEL, the FEEL Shareholders, MIE and the Company entered into the Amendment to Shares Purchase Agreement dated June 24, 2009 (the “Amendment” and together with the Original Agreement, the “Amended Share Purchase Agreement”) to amend certain terms and conditions of the Original Agreement; and
WHEREAS, FEEL now wishes to purchase from Standard Bank and Standard Bank wishes to sell to FEEL the 197,049 Ordinary Shares held by Standard Bank (the “Buyback Shares”) on the terms and subject to the conditions contained herein.
NOW THEREFORE, in consideration of the premises hereinafter contained, and upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
      “FEEL Shareholders Undertakings” means the undertaking letter agreement from the FEEL Shareholders to Standard Bank dated as of July 9, 2009.
      “Per Buyback Share Purchase Price” means US$24.70.
      “Shareholders Agreement” means the Shareholders Agreement dated as of July 9, 2009 by and among TPG Star Energy Ltd., Standard Bank Plc, FEEL, MIE and the Company

      “Termination of FEEL Shareholders Undertakings” means the agreement to terminate the FEEL Shareholders Undertakings in the form attached hereto as Exhibit A.
      “Transaction Agreements” means this Agreement and the Termination of FEEL Shareholders Undertakings.
1.2	Other Defined Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3	Principles of Construction.
(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(g)	References to the Preamble, Recitals, Clauses, Schedules and Exhibits are to the preamble, recitals and clauses of and schedules and exhibits to this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.
(j)	The Transaction Agreements are the result of negotiations between, and have been reviewed by, the respective parties to each such agreement. Accordingly, each such agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of Standard Bank, the FEEL Shareholders, or FEEL, as the case may be, thereto solely as a result of such party’s actual or alleged role in the drafting of any such agreement.

(k)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.
2.	PURCHASE AND SALE; CLOSING
2.1	Purchase and Sale of Buyback Shares. Upon the terms and subject to the conditions of this Agreement, at the Completion, Standard Bank shall sell to FEEL, and FEEL shall purchase from Standard Bank, the Buyback Shares for a purchase price per Buyback Share equal to the Per Buyback Share Purchase Price, and for an aggregate purchase price of US$4,867,110 (the “Buyback Shares Purchase Price”).

2.2	Completion.

The purchase and sale of the Buyback Shares and the other transactions contemplated by this Agreement shall be consummated (the “Completion”) at the offices of White & Case LLP, China Central Place, Tower 1, 19th Floor, 81 Jian Guo Road, Beijing (or such other venue as the Parties may reasonably and mutually agree) on the earlier of (a) the date falling fifteen (15) days after the date of this Agreement and (b) the date falling three (3) Business Days after the delivery by Standard Bank or FEEL, as the case may be, of the deliverables set out in Clause 2.3 and 2.4 respectively, or such other date as the Parties may reasonably and mutually agree (such date, the “Completion Date”).

2.3	Deliveries by Standard Bank at or Prior to Completion. At or prior to Completion, Standard Bank shall deliver to FEEL all of the following:
(a)	a copy of Standard Bank’s authorised signatory list;

(b)	the Termination of FEEL Shareholders Undertakings, duly executed by Standard Bank; and

(c)	the duly executed transfer instruments in respect of the Buyback Shares being purchased by FEEL and the current share certificate(s) representing that number of the Buyback Shares.
2.4	Deliveries by FEEL at Completion Date. At Completion, FEEL shall deliver to Standard Bank:

(a)	certified copies of the resolutions of the FEEL Board approving the terms of the Transaction Agreements and the purchase of the Buyback Shares from Standard Bank;

(b)	the Termination of FEEL Shareholders Undertakings, duly executed by the FEEL Shareholders; and

(c)	evidence of payment by FEEL of the Buyback Shares Purchase Price in full without any deduction or withholding, by wire transfer to such account as Standard Bank may direct (which account details shall be provided to FEEL no later than three (3) Business Days prior to the Completion Date).
2.6	Right to Rescind. If any of the documents required to be delivered on the Completion Date, insofar as it relates to an obligation of any Party, is not forthcoming for any reason or if in any other material respect the foregoing provisions of this Clause 2 are not fully complied with, Standard Bank (in the case of non-compliance under Clause 2.4) or FEEL (in any other case) shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages):
(a)	to elect to rescind this Agreement;

(b)	to effect the Completion so far as practicable having regard to the defaults which have occurred; or

(c)	to fix a new day for the Completion.
3.	TERMINATION
3.1	Termination of Amended Shares Purchase Agreement. In consideration of the sale and purchase of the Buyback Shares, the Amended Shares Purchase Agreement shall, on and from Completion, be of no further effect, and all duties and liabilities of the Parties, arising out of or in connection with the Amended Shares Purchase Agreement and all related agreements thereto (the “Terminated Agreements”) shall, on and from Completion, be terminated, and no Party shall have any claim or recourse of any nature whatsoever against another Party arising out of or in connection with the Terminated Agreements from Completion. Standard Bank irrevocably and unconditionally release and discharge the FEEL Shareholders, FEEL, the Company and MIE from its liabilities and obligations (in whatsoever form) which arise under the Terminated Agreements on and from Completion.

3.2	Termination of Shareholders Agreement. Standard Bank acknowledges and agrees that upon the Completion, all of Standard Banks rights under the Shareholders Agreement are terminated, and it shall have no claim or recourse of any nature whatsoever against any party to the Shareholders Agreement thereunder. Standard Bank irrevocably and unconditionally release and discharge the FEEL Shareholders, FEEL, the Company and MIE from its liabilities and obligations (in whatsoever form) which arise under the Shareholders Agreement on and from Completion.

4.	REPRESENTATIONS AND WARRANTIES OF STANDARD BANK. Standard Bank represents and warrants the following:

4.1.	Restrictions on Shares. Save for the Shareholders Agreement, Standard Bank is not a party to any agreement, written or oral, creating rights in respect of any Buyback Shares owned by it in any third person or relating to the voting of such Buyback Shares.

4.2	Ownership. Standard Bank is the lawful owner, beneficially and of record, of the Buyback Shares, free and clear of all security interests, liens, encumbrances, and other charges or any options or purchase agreements or restrictions of any nature (save for those contained in the Shareholders Agreement).

4.3	Organization . Standard Bank is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization.

4.4	Power and Authority; Enforceability. Standard Bank has the power and authority to execute and deliver the Transaction Agreements and the other instruments and agreements to be executed and delivered by Standard Bank as contemplated hereby and to consummate the transactions contemplated hereby, including the sale, assignment, transfer and conveyance pursuant to this Agreement of the Buyback Shares held by Standard Bank. No corporate action on the part of Standard Bank is necessary to authorize the execution, delivery and performance of the Transaction Agreements and such other instruments and agreements by Standard Bank and the consummation of the transactions contemplated hereby and thereby. The Transaction Agreements and all other instruments and agreements to be executed and delivered by Standard Bank as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of the Transaction Agreements and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by Standard Bank and shall be valid and binding obligations of Standard Bank, enforceable against Standard Bank in accordance with their terms.

4.5	No Violation. The execution and delivery of the Transaction Agreements by Standard Bank does not, the execution and delivery by Standard Bank of the other instruments and agreements to be executed and delivered by Standard Bank as contemplated hereby will not and the consummation by Standard Bank of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of modification, termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance on any of the properties or assets of Standard Bank or the Company: (i) any provision of the articles of incorporation or by-laws of Standard Bank or the Company; (ii) any law or order applicable to Standard Bank or the Company or by which any of their respective properties or assets may be bound; or (iii) any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation to which Standard Bank is a party, or by which it or any of its properties or assets is bound, save in respect of the Shareholders Agreement.

4.6	Consents. Standard Bank has all necessary consents, licenses and approvals for the execution and delivery of the Transaction Agreement by Standard Bank, the performance by Standard Bank of its obligations hereunder or the consummation of the transactions contemplated hereby.
5.	REPRESENTATIONS AND WARRANTIES OF FEEL. FEEL represents and warrants as follows:

5.1	Organization. FEEL is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization.

5.2	Capacity and Authority. FEEL has the power and authority to execute and deliver the Transaction Agreement and the other instruments and agreements to be executed and delivered by FEEL as contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Transaction Agreements, and all other instruments and agreements to be executed and delivered by FEEL as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by FEEL’s board of directors and no other corporate action on the part of FEEL is necessary to authorize the execution, delivery and performance of the Transaction Agreements and such other instruments and agreements by FEEL and the consummation of the transactions contemplated hereby and thereby. The Transaction Agreements and all other instruments and agreements to be executed and delivered by FEEL as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of the Transaction Agreements and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by FEEL and shall be valid and binding obligations of FEEL, enforceable against FEEL in accordance with their terms.

5.3	No Violation. The execution and delivery of the Transaction Agreements by FEEL does not, the execution and delivery by FEEL of the other instruments and agreements to be executed and delivered by FEEL as contemplated hereby will not and the consummation by FEEL of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of modification, termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance on any of the properties or assets of FEEL or the Company: (i) any provision of the articles of incorporation or by-laws of FEEL or the Company; (ii) any law or order applicable to FEEL or the Company or by which any of their respective properties or assets may be bound; or (iii) any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation to which FEEL is a party, or by which it or any of its properties or assets is bound, save in respect of the Shareholders Agreement.

5.5	Consents. FEEL has all necessary consents, licenses and approvals for the execution and delivery of the Transaction Agreements by FEEL, the performance by FEEL of its obligations hereunder or the consummation of the transactions contemplated hereby.

6.	ANNOUNCEMENTS AND CONFIDENTIALITY

6.1	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of the Transaction Agreements shall be made or issued by or on behalf of any Party without prior consent of the other Parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any relevant stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

6.2	Confidentiality. Subject to Clause 6.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into the Transaction Agreements (or any agreement entered into pursuant to the Transaction Agreements) which relates to the provisions of the Transaction Agreements and any agreement entered into pursuant to the Transaction Agreements or the negotiations relating to the Transaction Agreements (and such other agreements).

6.3	Exceptions to Confidentiality. Clause 6.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any relevant stock exchange, including any disclosure or use in an announcement, press release or circular required to be made or issued pursuant to Clause 6.1;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of the Transaction Agreements or any other agreement entered into under or pursuant to the Transaction Agreements or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to employees, directors, officers, agents, Affiliates, fund investors and professional advisors, including financial advisors, consultants, accountants and legal counsel, of a Party or bona fide prospective investors in the Company on terms that such employees, directors, officers, agents, Affiliates, fund investors, and professional advisors of a Party and bona fide investors in the Company undertake to comply with the provisions of Clause 6.2 in respect of such information as if they were a party to the Transaction Agreements;

(d)	the information becomes publicly available (other than by breach of any of the Transaction Agreements); or

(e)	the other Parties have given prior written approval to the disclosure or use.
7.	RELEASE AND INDULGENCE

Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by any other Party in writing in their absolute discretion, as regards any of the Parties under such liability without in any way prejudicing or affecting their rights against any other Party or Parties under the same or a like liability whether joint and several or otherwise.
8.	NOTICES
All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to Standard Bank, to	:	Standard Bank Plc Cannon Bridge House 25 Dowgate Hill London EC 4R 2SB Fax: +852 2822 7947 Attention: John Wixley c/o Standard Bank Asia Limited

if to Zhang, to	:	Zhang Ruilin Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Facsimile: (8610) 5123 8866

if to Zhao, to	:	Zhao Jiangwei Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Facsimile: (8610) 5123 8866

if to Shang, to	:	Shang Zhiguo Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Facsimile: (8610) 5123 8866

if to FEEL, the Company or MIE, to	:	Zhang Ruilin Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Facsimile: (8610) 5123 8866

9.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law.

10.	ARBITRATION

10.1	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

10.2	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the thirty (30)-day period specified in Clause 10.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the rules of the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Centre ( “HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceeding shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgement thereon. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.

10.3	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

10.4	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

10.5	Survival. The provisions contained in this Clause 10 shall survive the termination or expiration of this Agreement.

11.	MISCELLANEOUS

11.1	Fees and Expenses. Each Party shall bear its own expenses in connection with legal and other advisors retained by it in connection with the transaction.

11.2	Successors and Assigns. This Agreement has been made solely for the benefit of the Parties and their respective successors, personal representatives, heirs and estates and permitted assigns and nothing herein is intended to confer any rights or remedies under or by reason of this Agreement to any other Person.

11.3	Assignment . The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties.

11.4	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or desirable to give full effect to the spirit and intent of this Agreement.

11.5	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

11.6	No Waiver. The failure of a Party at any time to require observance or performance by any other Party of any of the provisions of this Agreement shall in no way affect the Party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

11.7	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.
11.8	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.

11.9	Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.
[Signature page follows]

IN WITNESS WHEREOF this Amendment has been duly executed as of the date and year first written above.

STANDARD BANK PLC
By:	/s/ Andrew King
	Name:	ANDREW KING
	Title:	CEO, ASIA

FAR EAST ENERGY LIMITED
By:	/s/ Zhao JiangWei
Name:
Title:

MIE HOLDINGS CORPORATION
By:	/s/ Zhang Ruilin
Name:
Title:

MI ENERGY CORPORATION
By:	/s/ Zhang Ruilin
Name:
Title:

/s/ Zhang Ruilin
ZHANG RUILIN

/s/ Zhao Jiangwei
ZHAO JIANGWEI

/s/ Shang Zhiguo
SHANG ZHIGUO

EXHIBIT A
TERMINATION OF FEEL SHAREHOLDERS UNDERTAKINGS

Execution Copy
TERMINATION OF FEEL SHAREHOLDERS UNDERTAKINGS
Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo
Suite 406, Block C, Grand Place, 5 Hui Zhong Road, Chaoyang District, Beijing 10010, PRC
Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866
October 30, 2009
Standard Bank PLC.
Cannon Bridge House
25 Dowgate Hill
London EC 4R 2SB
Fax: (852) 2822 7947
Attention: John Wixley
Re:    Termination of FEEL Shareholders Undertakings
Dear Sirs:
We refer to the Letter of FEEL Shareholders Undertakings dated July 9, 2009 (the “FEEL Shareholders Undertakings”) from Zhang Ruilin, Zhao Jiangwei and Share Zhiguo (the “FEEL Shareholders”) to Standard Bank Plc (“Standard Bank”), pursuant to which FEEL Shareholders gave certain representations, warranties and undertakings to Standard Bank.
We also refer to the Shares Purchase Agreement relating to the Purchase of 197,049 Ordinary Shares of MIE Holdings Corporation dated October 30, 2009 (the “Shares Purchase Agreement”) among Standard Bank, Far East Energy Limited, MIE Holdings Corporation, MI Energy Corporation, Zhang Ruilin, Zhao Jiangwen and Shang Zhiguo.
Save as defined in this letter, words and expressions defined in the Shares Purchase Agreement shall have the same meanings when used in this letter.
1. TERMINATION OF FEEL SHAREHOLDERS UNDERTAKINGS
In consideration of the sales and purchase of the Buyback Shares pursuant to the Shares Purchase Agreement, effective as of Completion, the FEEL Shareholders Undertakings is terminated and of no further effect and all further obligations, duties and liabilities of the FEEL Shareholders, arising out of or in connection with the FEEL Shareholders Undertakings shall, on and from Completion, be terminated and Standard Bank shall have no claim or recourse of any nature whatsoever against the FEEL Shareholders arising out of or in connection with the FEEL Shareholders Undertakings from Completion. On and from Completion, Standard Bank fully and unconditionally release and discharge the FEEL Shareholders from their liabilities and obligations (in whatsoever form) which arise under the FEEL Shareholders Undertakings.
2. NOTICES

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All notices, consents, and other communications under or pursuant to this letter (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate as to itself by not less than five (5) Business Days notice to the other parties):
if to Standard Bank, to:	Cannon Bridge House 25 Dowgate Hill London EC 4R 2SB Fax: (852) 2822 7947 Attention: John Wixley

with a copy to:

Standard Bank Asia Limited 36/F Two Pacific Place 88 Queensway Hong Kong Fax: (852) 2822 7999 Attention: John Wixley

if to any FEEL Shareholder, to:	Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010, PRC Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866
3. MISCELLANEOUS
3.1	Governing Law and Arbitration. This letter shall be governed by and construed in accordance with the English law without regard to conflicts of laws principles. The provisions of Clause 10 of the Shares Purchase Agreement shall be deemed to be incorporated in this letter in full, mutatis mutandis, save that references to “this Agreement” shall be construed as references to this letter and references to “Parties” or “Party” shall be construed as references to parties or party to this letter.

3.2	Assignment. The provisions of this letter shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other party, except that Standard Bank may assign its rights under this letter, in whole or in part, to any Person who acquires Shares held by Standard Bank.

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3.3	Amendments and waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the parties.

3.4	No Waiver. The failure of a party at any time to require observance or performance by any other party of any of the provisions of this letter shall in no way affect the party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this letter are cumulative and not exclusive of any rights or remedies otherwise provided by law.

3.5	Counterparts. This letter may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This letter may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.
[Remainder of Page Intentionally Left Blank]

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Execution Copy
Very truly yours,

ZHANG RUILIN
By:

ZHAO JIANGWEI
By:

SHANG ZHIGUO
By:

Accepted and agreed to
on the terms set forth above as of the
date first written above:

Standard Bank PLC.
By:
Name:
Title:

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